AGREEMENT

     This AGREEMENT among Brooke Group Ltd., a Delaware corporation ("BGL"), BGLS Inc., a Delaware corporation and a direct wholly owned subsidiary of BGL ("BGLS"), and High River Limited Partnership, a Delaware limited partnership ("High River"), dated October 17, 1995

                              W I T N E S S E T H:

     WHEREAS, High River, directly or indirectly, and BGL and BGLS, indirectly through their ownership of stock of New Valley Corporation, a New York corporation ("New Valley"), are stockholders of RJR Nabisco Holdings Corp., a Delaware corporation ("RJRN");

     WHEREAS, the parties hereto believe that the value of RJRN stockholders' investment can be substantially increased through a spinoff (the "Spinoff") of all or substantially all of RJRN's remaining investment in Nabisco Holding Corp., a Delaware corporation ("Nabisco");

     WHEREAS, BGL and BGLS desire to obtain the assistance and advice of High River with respect to measures designed to effectuate the Spinoff at the earliest possible date;

     WHEREAS, High River is willing to give such assistance and advice to BGL and BGLS in consideration of the agreements by BGL and BGLS set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, the parties hereto, intending to be legally bound, agree as follows:

     Section 1. Solicitation of Other Investors and RJRN Stockholders. (a) Each of the parties hereto intends to use its best efforts to encourage other investors to acquire shares of common stock, par value $.01 per share ("Shares"), of RJRN and to persuade such investors and other major stockholders of RJRN to cooperate with the parties hereto in order to cause RJRN to effectuate the Spinoff. The parties hereto anticipate that, as an inducement to such investors and stockholders, the parties hereto may enter into binding contractual arrangements with such investors and stockholders on terms which may but need not be similar to the terms of this Agreement, and that this Agreement may be amended amended or supplemented from time to time to reflect such arrangements. The parties hereto agree that, in the event any party hereto proposes to enter into any such contractual arrangement or so to amend or supplement this Agreement, the parties hereto shall attempt in good faith to reach mutually acceptable terms with respect to any such proposed arrangement, amendment or supplement.

     (b) BGL and BGLS intend to seek RJRN stockholder approval, either at RJRN's 1996 annual meeting of stockholders (the "1996 Annual Meeting") or at a special meeting of RJRN stockholders (a "Special Meeting") or through action by written consent of the RJRN stockholders without a meeting, of any or all of the following proposals (the "Proposals"): (i) a proposal to recommend that the Board of Directors of RJRN (the "RJRN Board") cause RJRN to effectuate the Spinoff (the "Spinoff Proposal"), (ii) a proposal to remove the entire RJRN Board and to elect as directors of RJRN a slate of nominees who shall be selected by BGL (the "BGL Nominees") and who shall pledge to carry out the Spinoff as promptly as practicable following their election (the "Election Proposal"), (iii) a proposal for the combination, incident to the Spinoff, of the tobacco business of Liggett Group Inc., a Delaware corporation ("Liggett"), with the tobacco business of RJRN and (iv) a proposal to amend the by-laws of RJRN in any manner that may be necessary in order to ensure that RJRN stockholders are permitted to call a Special Meeting and to vote freely at such Special Meeting or at the 1996 Annual Meeting on any or all of the Proposals, or in any other way necessary to facilitate the Proposals (the "By-Law Amendment Proposal"). In connection with the foregoing, BGL and BGLS may seek written demands or requests from RJRN stockholders ("Stockholder Demands") that a Special Meeting be held for the purpose of voting on any or all of the Proposals. BGL and BGLS may also seek written consents from RJRN stockholders ("Written Consents") to adopt any or all of the Proposals.

     (c) Prior to the 1996 Annual Meeting, BGL or BGLS shall solicit Written Consents in favor of the Spinoff Proposal and the By-Law Amendment Proposal. BGL or BGLS may also, in its sole discretion, conduct solicitations, in addition to the solicitation described in the preceding sentence, of Stockholder Demands or Written Consents in favor of the other Proposals, or of proxies to be voted in favor of one or more of the Proposals at the 1996 Annual Meeting or a Special Meeting ("Proxies"). In respect of any such solicitation of Stockholder Demands, Written Consents or Proxies:

          (i) BGL or BGLS shall prepare and file with the Securities and Exchange Commission (the "SEC") and mail to

     RJRN stockholders, a solicitation statement under Regulation 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to such solicitation (the "Solicitation Statement");

          (ii) the Solicitation Statement relating to any solicitation of Written Consents or Proxies seeking RJRN stockholder approval of the Election Proposal, or of Stockholder Demands for a Special Meeting at which RJRN stockholder approval of the Election Proposal will be sought, shall contain a pledge (the "BGL Pledge") by BGL and BGLS stating, in substance, that (A) BGL, BGLS and their affiliates (the "BGL Group") will not engage in any Business Combination (as defined below in Section 3(a)) other than a Permitted Business Combination (as defined below in Section 3(b)) at any time (I) prior to the earlier of (x) the 1996 Annual Meeting and (y) the occurrence of a Termination Event (as defined below in Section 3(c)) described in Section 3(c)(iii) (in the case of a solicitation of Stockholder Demands), Section 3(c)(iv) (in the case of a solicitation of Written Consents) or Section 3(c)(v) (in the case of a solicitation of Proxies), or (II) when BGL Nominees constitute a majority of the RJRN Board, (B) the BGL Group will not exercise any management control over Nabisco prior to the consummation of the Spinoff and (C) the BGL Group will halt its solicitation of Stockholder Demands, Written Consents or Proxies, as the case may be, if the RJRN Board takes any action described in Section 3(c)(vi); and

          (iii) if BGL and BGLS take the actions described in clause (ii) with respect to any solicitation described in clause (i), then (A) promptly upon the request of BGL or BGLS, High River shall (and shall cause each of its affiliates to) execute and deliver to BGL or BGLS a valid Stockholder Demand, Written Consent or Proxy, as the case may be (and not withdraw such Stockholder Demand, Written Consent or Proxy), with respect to all of the Shares and all of the depositary shares representing Series C Conversion Preferred Stock, par value $.01 per share ("Series C Depositary Shares"), of RJRN beneficially owned by it and (B) each of BGL and BGLS shall (and shall cause each of its affiliates to) vote in favor of such Proposal all Shares and all Series C Depositary Shares beneficially owned by it.

     Section 2. Termination. (a) This Agreement shall automatically terminate upon the earlier of (i) the first anniversary of the date hereof and (ii) the termination of the Agreement dated as of October 17, 1995 among New Valley, ALKI Corp., a Delaware corporation ("NV Sub"), and High River (the "New Valley Agreement") by High River, and any party hereto may terminate this Agreement sooner at any time in its sole discretion by written notice to the other parties hereto, provided, however, that if New Valley or NV Sub terminates the New Valley Agreement, then BGL and BGLS shall be deemed to have simultaneously terminated this Agreement.

     (b) If this Agreement is terminated pursuant to this Section 2, this Agreement shall forthwith become null and void, and there shall be no liability or obligation on the part of any party hereto, except for the obligations of the parties hereto pursuant to Section 4, Section 5 and Section 8, which shall remain in full force and effect for the periods set forth therein.

     Section 3. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

     (a) "Business Combination," with respect to any party hereto, means:

          (i) Any material sale of capital stock or other equity interests of RJRN beneficially owned by such party or any of such party's affiliates to RJRN or any of RJRN's affiliates, other than a sale effected on a registered securities exchange or through the NASDAQ system that satisfies the following conditions: (A) such sale is not pursuant to any agreement, understanding or arrangement with RJRN or any of its affiliates, agents or representatives, (B) either (I) such party and its affiliates do not know that RJRN or one of its affiliates is the buyer or (II) such sale is pursuant to a market repurchase program which has previously been publicly announced by RJRN or one of its affiliates and (C) such party has given notice to the other parties at least one day prior to such sale of its intention to sell such Shares (which notice shall describe the approximate number of Shares to be sold and the approximate time period in which such sales will be made, but need not specify the exact number of Shares to be sold or the exact timing of such sales);

          (ii) Any material sale of capital stock or other equity interests of such party or any of such party's affiliates to RJRN or any of RJRN's affiliates, other than pursuant to a sale effected on a registered securities exchange or through the NASDAQ system which is not pursuant to any agreement, understanding or arrangement with RJRN or any of its affiliates, agents or representatives and such party and its affiliates do not know that RJRN or one of its affiliates is the buyer;

          (iii) Any merger, consolidation or combination of such party or any of such party's material affiliates with RJRN or any of RJRN's affiliates;

          (iv) Any material borrowings by such party or any of such party's affiliates from RJRN or any of RJRN's affiliates, or by RJRN or any of RJRN's affiliates from such party or any of such party's affiliates, other than credit in the ordinary course of business substantially in accordance with industry practice or past practice;

          (v) Any sale or other disposition of any material assets or properties of such party or any of such party's affiliates to RJRN or any of RJRN's affiliates, or of any material assets or properties of RJRN or any of RJRN's affiliates to such party or any of such party's affiliates, other than in the ordinary course of business substantially in accordance with industry practice or past practice; or

          (vi) Any receipt by such party or any of such party's affiliates of any material benefit, including any material payment in cash or in kind from RJRN, other than benefits or payments in the ordinary course of business substantially in accordance with industry practice or past practice;

except, in each case, for a transaction that is made available to all other holders of Shares substantially at the same time on substantially equivalent terms.

     (b) "Permitted Business Combination" means any Business Combination which is either (i) consummated substantially simultaneously with or subsequently to
(A) a dividend or other distribution to RJRN's stockholders of all or substantially all of RJRN's remaining equity interest in Nabisco or (B) another transaction with respect to RJRN's investment in Nabisco which would provide substantially equivalent value to RJRN's stockholders or (ii) approved by the holders of a majority of the outstanding Shares not then beneficially owned by the BGL Group or by New Valley and its affiliates (the "New Valley Group").

     (c) "Termination Event" means any of the following events:

          (i) Any judgment, ruling, order or decree of any court or any other governmental agency or authority prohibiting, enjoining or restraining, or which has the effect of prohibiting, enjoining or restraining, any party to this Agreement or the New Valley Agreement from fulfilling its material obligations under this Agreement or the New Valley Agreement, or which would otherwise render unlawful, the fulfillment of any party's material obligations under this Agreement or the New Valley Agreement, except any judgment, ruling, order or decree (A) arising out of a breach of any representation contained in Section 7 of this Agreement or in Section 8 of the New Valley Agreement or (B) prohibiting, enjoining or restraining, or which has the effect of prohibiting, enjoining or restraining, or otherwise rendering unlawful any Business Combination other than a Permitted Business Combination (an "Order") is in effect and such party has not appealed such Order by appropriate proceedings prior to or on the tenth day after such Order is entered, or any Order has been in effect for at least 30 days and has not been vacated or reversed, or any governmental agency or authority has indicated to any party, orally or in writing, its intention to issue or to seek to obtain an Order (an "Order Threat"); provided, however, that any such event shall be a Termination Event only if (x) in the case of any party which is (or a member of whose Group is) the subject of an Order or Order Threat, such party gives prompt notice thereof to the other party and thereafter terminates this Agreement or the New Valley Agreement prior to or on the tenth day after such event occurs and (y) in the case of a party which is not (and all of the members of whose Group are not) the subject of such an Order or Order Threat, such party thereafter terminates this Agreement or the New Valley Agreement prior to or on the tenth day following the time such party receives notice thereof from the subject party;

          (ii) The Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") has instituted any action or proceeding seeking to prohibit, enjoin or restrain any party to this Agreement or the New Valley Agreement from fulfilling its material obligations under this Agreement or the New Valley Agreement or to require any such party or any of its affiliates to make any material divestitures as a condition to the fulfillment of such obligations, or otherwise to impose any conditions or restrictions which could have a material adverse effect on any party hereto or on the transactions contemplated by this Agreement or the New Valley Agreement, or the FTC or the Antitrust Division has indicated to any such party, orally or in writing, its intention to institute any such action or proceeding, in each case other than any action, proceeding, requirement, condition or restriction with respect to any Business Combination except a Permitted Business Combination; provided, however, that any such event shall be a

     Termination Event only if the party which is the subject of such action, proceeding, requirement, condition or restriction thereafter terminates this Agreement or the New Valley Agreement prior to or on the tenth day after such event occurs;

          (iii) BGL or BGLS has commenced a solicitation of Stockholder Demands and has failed to receive within 120 days after the date of commencement the number of validly executed and unwithdrawn Stockholder Demands necessary to require RJRN to hold a Special Meeting, unless (A) the Special Meeting has otherwise been called or held or (B) on or prior to such 120th day, BGL and BGLS have taken all actions necessary to cause one or more of the Proposals to be brought before the 1996 Annual Meeting;

          (iv) BGL or BGLS has commenced a solicitation of Written Consents with respect to one or more Proposals and has failed to receive within 120 days after the date of commencement the number of validly executed and unwithdrawn Written Consents necessary to approve at least one such Proposal, unless (A) at least one such Proposal has been otherwise approved at the 1996 Annual Meeting or a Special Meeting or (B) on or prior to such 120th day, BGL and BGLS have taken all actions necessary to cause at least one such Proposal to be submitted for a stockholder vote at the 1996 Annual Meeting or a Special Meeting;

          (v) A Special Meeting or the 1996 Annual Meeting has been held, and one or more of the Proposals has been voted upon thereat, the BGL Nominees have not been elected to constitute a majority of the RJRN directors then in office and either (A) BGL and BGLS have determined not to pursue any further judicial review of the results of the vote at the Special Meeting or the 1996 Annual Meeting, as the case may be, or (B) no such further judicial review is available;

          (vi) The RJRN Board has irrevocably declared a dividend or other distribution to RJRN's stockholders of all or substantially all of RJRN's remaining equity interest in Nabisco or has made any other legally binding commitment to engage in a transaction with respect to RJRN's investment in Nabisco which would provide substantially equivalent economic benefits to RJRN's stockholders;

          (vii) Any event has occurred, or RJRN has taken any action, which is reasonably likely to have a material adverse effect on the business, operations or financial condition of RJRN and its subsidiaries, taken as a whole;

          (viii) BGL or BGLS determines, reasonably and in good faith, that any event has occurred as a result of which no solicitation of Stockholder Demands, Written Consents or Proxies with respect to the Proposals would have a reasonable chance of success; provided, however, that any such event shall be a Termination Event only if BGL or BGLS notifies High River of such determination (which notice shall specify in reasonable detail the nature of the event which has occurred and the reasons for such determination) at least five business days prior to terminating this Agreement or the New Valley Agreement and thereafter BGL or BGLS terminates this Agreement, and New Valley or NV Sub terminates the New Valley Agreement, on such fifth business day; and provided that in any challenge by High River of a termination under this subpart (viii), High River shall bear the burden, in order to prevail, of establishing that BGL's or BGLS's determination as first set forth in this subpart (viii) was unreasonable or was made in bad faith;

          (ix) BGL and BGLS (A) fail to nominate the BGL Nominees prior to November 20, 1995, or such later date as may be designated by RJRN as the final date for such nominations to be made, for election to the RJRN Board at the 1996 Annual Meeting in accordance with the procedures set forth in the most recent version of the by-laws of RJRN filed with the SEC prior to such date, (B) fail to mail to RJRN stockholders a Solicitation Statement relating to a solicitation of Written Consents with respect to the Spinoff Proposal and/or the By-Law Amendment Proposal prior to December 15, 1995,
     (C) fail to file the Solicitation Statement relating to the Annual Meeting preliminarily with the SEC prior to the earlier of (I) February 15, 1996 and (II) the date on which a Solicitation Statement described in clause (B) of this Section 3(c)(ix) is first mailed to RJRN stockholders, (D) fail to make the BGL Pledge in any Solicitation Statement relating to any solicitation of Written Consents or Proxies seeking RJRN stockholder approval of the Election Proposal, or of Stockholder Demands for a Special Meeting at which RJRN stockholder approval of the Election Proposal will be sought, or (E) take any action in violation of the BGL Pledge after it is made; provided, however, that any such event shall be a Termination Event only if High River thereafter terminates this Agreement or the New Valley Agreement prior to or on the tenth day after the first date that High River becomes aware that such event has occurred, but in no event shall the failure to terminate this Agreement after the occurrence of any such event prohibit the termination of this Agreement upon the subsequent occurrence of any other such event; or

          (x) Either Group sells any Shares under the circumstances described in clause (x) of the first proviso to the first sentence of Section 1(d)(i) of the New Valley Agreement, or is required to offer any Shares to another party pursuant to the first sentence of Section 1(d)(ii) of the New Valley Agreement; provided, however, that any such event shall be a Termination Event only if a party to the New Valley Agreement which is not a member of such Group thereafter terminates the New Valley Agreement prior to or on the tenth day after the first date that such party becomes aware that such event has occurred.

     Section 4. Certain Fees and Percentage Payments. (a) BGLS shall pay or cause to be paid to High River the sum of $50 million promptly upon:

          (i) any termination of this Agreement by BGL or BGLS at a time when
     (A) no Termination Event has occurred and (B) High River is not in material breach of its obligations (the "High River Obligations") under Section 1(c)(iii) or Section 8 of this Agreement or Section 1(a), the fourth sentence of Section 1(c)(v), the ninth sentence of Section 1(c)(v) or
     Section 1(d)(i) of the New Valley Agreement;

          (ii) any termination of this Agreement by High River at a time when
     (A) no Termination Event has occurred, (B) BGL or BGLS is in material breach of its obligations (the "BGL Obligations") under Section 1(c)(iii) of this Agreement and (C) High River is not in material breach of the High River Obligations; or

          (iii) the consummation of any Business Combination (including any Permitted Business Combination) with respect to the BGL Group, if:

               (A) such Business Combination is consummated prior to the later of (I) the date of RJRN's annual meeting of stockholders for 1997 and
          (II) the first anniversary of the date of termination of this Agreement (the later of such dates being referred to herein as the "Reference Date");

               (B) a legally binding agreement to enter into such Business Combination or any other Business Combination is entered into prior to the Reference Date and such Business Combination is consummated prior to the second anniversary of the date of such agreement; or

               (C) the BGL Nominees are elected to constitute a majority of the RJRN Board prior to the Reference Date and such Business Combination is consummated prior to the fifth anniversary of the date of such election;

provided, however, that (x) High River shall not be entitled to more than one fee under this Section 4(a), (y) High River shall not be entitled to any fee under this Section 4(a) if BGL shall have previously or shall concurrently become entitled to the fee described in Section 4(b) of this Agreement or if New Valley shall have previously become entitled to the fee described in Section 5(b) of the New Valley Agreement and (z) the amount of any fee to which High River may be entitled at any time pursuant to this Section 4(a) shall be reduced by the amount of any fee (the "New Valley Fee") which High River shall theretofore have been paid pursuant to Section 5(a) of the New Valley Agreement and by any percentage payment (the "New Valley Percentage Payment") which High River shall theretofore have been paid pursuant to Section 5(d) of the New Valley Agreement, in either of which events BGL or BGLS shall promptly upon request by New Valley reimburse New Valley for all or any part of the New Valley Fee or the New Valley Percentage Payment paid by or on behalf of New Valley.

     (b) High River shall pay or cause to be paid to BGL the sum of $50 million promptly upon:

          (i) any termination of this Agreement by High River at a time when (A) no Termination Event has occurred, (B) BGL and BGLS are not in material breach of any of the BGL Obligations and (C) New Valley and NV Sub are not in material breach of any of their obligations (the "New Valley Obligations") under Section 1(a), the fourth sentence of Section 1(c)(v), the ninth sentence of Section 1(c)(v), Section 1(d)(i) or Section 2 of the New Valley Agreement;

          (ii) any termination of this Agreement by BGL or BGLS at a time when
     (A) no Termination Event has occurred, (B) High River is in material breach of its obligations under Section 1(c)(iii) or Section 8 of this Agreement,
     (C) BGL and BGLS are not in material breach of the BGL Obligations and (D) New Valley and NV Sub are not in material breach of the New Valley Obligations;

provided, however, that (x) BGL shall not be entitled to more than one fee under this Section 4(b), (y) BGL shall not be entitled to any fee under this Section 4(b) if High River shall have previously or shall concurrently become entitled to the fee described in Section 4(a) of this Agreement or the fee described in Section 5(a) of the New Valley Agreement and (z) the amount of any fee to which BGL may be entitled at any time pursuant to this Section 4(b) shall be reduced by the amount of any fee which New Valley shall theretofore have been paid pursuant to Section 5(b) of the New Valley Agreement.

     (c) Notwithstanding anything in this Agreement or the New Valley Agreement to the contrary,

          (i) if the New Valley Group (as such term is defined in the New Valley Agreement) or the BGL Group sells any Shares or any Other Securities (as such term is defined in the New Valley Agreement) of any class or series prior to the Reference Date, then BGLS shall pay or cause to be paid to High River promptly upon the consummation of such sale a percentage payment equal to the product of (A) the Net Profit Override (as such term is defined in the New Valley Agreement) realized in such sale, multiplied by
     (B) a fraction (the "Sale Fraction," which shall be calculated separately for the Shares and for each class or series of Other Securities), the numerator of which is the number of Shares or such Other Securities (as the case may be) held as of the date hereof, or hereafter acquired prior to such sale, by the BGL Group and the denominator of which is the number of Shares or such Other Securities (as the case may be) held as of the date hereof, or hereafter acquired prior to such sale, by the BGL Group and the New Valley Group; and

          (ii) if the New Valley Group or the BGL Group holds any Shares or any Other Securities of any class or series on the Reference Date, then New Valley shall pay or cause to be paid to High River promptly upon the Reference Date a percentage payment equal to the product of (A) the Net Profit Override existing on the Reference Date in respect of such Shares or such Other Securities, multiplied by (B) a fraction (the "Holdings Fraction," which shall be calculated separately for the Shares and for each class or series of Other Securities), the numerator of which is the number of Shares or such Other Securities (as the case may be) held as of the date hereof, or hereafter acquired prior to the Reference Date, by the BGL Group and the denominator of which is the number of Shares or such Other Securities (as the case may be) held as of the date hereof, or hereafter acquired prior to the Reference Date, by the BGL Group and the New Valley Group;

provided, however, that (x) the amount of any percentage payment to which High River is entitled at any time under this Section 4(c) shall be reduced by the product of (1) the amount of any fee which High River shall have theretofore been paid by or on behalf of New Valley under Section 5(a) of the New Valley Agreement or by BGLS under
Section 4(a) of this Agreement, multiplied by (2) the Sale Fraction or the Holdings Fraction, as the case may be, (y) High River shall not be entitled to any percentage payment under this Section 4(c) if BGL shall have previously become entitled to the fee described in Section 4(b) of this Agreement or if New Valley shall have previously become entitled to the fee described in Section 5(b) of the New Valley Agreement and (z) in the event that the New Valley Group or the BGL Group realizes a Net Loss (as defined in the New Valley Agreement) on any sale of any Shares or any Other Securities of any class or series, or that any Net Loss exists on the Reference Date in respect of any Shares or any Other Securities of any class or series held by the New Valley Group or the BGL Group on the Reference Date, then in each such event High River shall repay or cause to be repaid to BGLS promptly upon receipt of notice from BGLS an amount equal to the product of (1) the excess, if any, of (X) 20% of such Net Loss over (Y) the aggregate amount of such percentage payments theretofore received by High River, multiplied by (2) a fraction, the numerator of which is the aggregate amount of such percentage payments theretofore paid by or on behalf of BGLS and the denominator of which is the aggregate amount of such percentage payments theretofore paid by or on behalf of New Valley and BGLS. BGL and BGLS shall use their reasonable best efforts to provide to High River (x) once each calendar week, commencing from the date of this Agreement, a report containing a reasonably detailed calculation of the number of Shares and the amount of Other Securities then held by the BGL Group and the Weighted-Average Cost (as defined in the New Valley Agreement) of such Shares and Other Securities and (y) promptly after the close of business on each business day on which any Shares are sold by the BGL Group, a report setting forth the number of Shares or Other Securities sold since the close of business on the previous business day, the aggregate price realized in such sales and the aggregate commissions paid in such sales; provided, however, that BGL and BGLS shall not incur any liability or suffer any prejudice as a result of its provision of any such estimate.

     (d) The parties hereto hereby acknowledge and agree that the arrangements in Section 4(c) with respect to percentage payments constitute a partnership for Federal income tax purposes and that the parties hereto shall file income tax returns in a consistent manner.

     (e) Each of BGL and High River shall give notice to the other promptly upon becoming aware that a Termination Event has occurred or that any event has occurred that would be a Termination Event but for the giving of notice or the termination of this Agreement.

     Section 5. Costs and Expenses. (a) Except as set forth in Section 5(b), the BGL Group shall be responsible for all out-of-pocket costs and expenses of soliciting Stockholder Demands, Written Consents and Proxies from the stockholders of RJRN, including without limitation, to the extent related thereto, (i) all registration and filing fees under the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), (ii) all printing, messenger, telephone and delivery expenses, (iii) all fees and disbursements of counsel and (iv) all fees and disbursements of public relations firms, proxy solicitation firms, investment bankers and other financial advisors.

     (b) Notwithstanding the provisions of Section 5(a), each party hereto shall be solely responsible for (i) all costs and expenses relating to the acquisition of the Shares beneficially owned or hereafter acquired by such party and its affiliates, (ii) its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing duties relating to the transactions contemplated by this Agreement) and (iii) all other expenses incurred by it, other than expenses described in Section 5(a), all of which shall be the sole responsibility of the BGL Group.

     Section 6. Required Filings; Publicity. (a) Each of the parties hereto shall (and shall cause each of its affiliates to) (i) take all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or its affiliates) as a result of this Agreement or any of the transactions contemplated hereby, and (ii) without limiting the foregoing, make all required filings pursuant to the Securities Act and the Exchange Act.

     (b) To the extent reasonably practicable, the parties hereto shall consult with each other prior to all public statements or filings to be issued or made by any of them or their affiliates with respect to this Agreement and the transactions contemplated hereby.

     Section 7. Representations and Warranties. (a) Each of the parties hereto hereby represents and warrants to the other parties hereto as follows:

          (i) Such party is a corporation or partnership duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization, and has full corporate or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

          (ii) The execution and delivery by such party of this Agreement and the performance by such party of its obligations hereunder have been duly and validly authorized by all necessary corporate or partnership action. This Agreement has been duly and validly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms.

          (iii) The execution and delivery by such party of this Agreement do not, and the performance by such party of its obligations under this Agreement will not, conflict with or result in a violation or breach of any of the provisions of the certificate of incorporation, bylaws or other organizational documents of such party, any law or order applicable to such party or any of such party's contractual obligations to other persons, in each case, in any manner that would prevent or materially impede such party from fulfilling its obligations hereunder.

     (b) BGL and BGLS hereby represent and warrant to High River that as of the date hereof the BGL Group owns beneficially and of record 200 Shares, free and clear of all liens and encumbrances whatsoever, which Shares were purchased by the BGL Group at an aggregate cost (including all brokerage fees and commissions incurred in the acquisition of such Shares) of $5,675, and in respect of which the BGL Group has not received any dividends, except dividends of $75 received on July 3, 1995 and dividends of $75 received on October 2, 1995.

     (c) High River represents and warrants to BGL and BGLS that High River has as of the date hereof, and will have on each date prior to the termination of this Agreement, net partners' equity of at least $22 million.

     Section 8. Certain Actions. High River shall not (and shall cause its affiliates not to) engage in, agree to engage in or propose (either publicly or to RJRN or any of its affiliates) to engage in, individually or in combination with any other person, any Business Combination at any time prior to the earliest of (a) the Reference Date, (b) any termination of this Agreement that occurs at or after the time when a Termination Event has occurred and (c) any termination of this Agreement by BGL or BGLS, or of the New Valley Agreement by New Valley or NV Sub, at a time when High River is not in material breach of the High River Obligations.

     Section 9. Miscellaneous. (a) For purposes of this Agreement, (i) the terms "affiliate" and "associate" have the meanings assigned to them in Rule 12b-2 promulgated under the

Exchange Act, provided, however, that New Valley and NV Sub shall not be deemed to be "affiliates" or "associates" of the BGL Group for any purpose of this Agreement, (ii) Liggett shall be deemed to be a material affiliate of BGL and BGLS, (iii) the term "shall" is used herein to refer to actions which are compulsory and thus to create binding obligations among the parties hereto, (iv) the terms "will," "expect," "expectation," "intend" and "intention," and other terms of similar import, are used herein solely to refer to the aspirations and objectives of the parties hereto and thus are not used herein to create binding obligations among the parties hereto and (v) the term "may" is used herein to refer solely to conduct which is optional and not compulsory and thus is not used herein to create binding obligations among the parties hereto.

     (b) The parties hereto shall have no rights, power or duties except as specified herein, and no such rights, powers or duties shall be implied. Nothing herein shall give any party hereto the power to bind any other party hereto to any contract, agreement or obligation to any third party.

     (c) All notices and other communications hereunder shall be in writing and shall be deemed given when received by the parties hereto at the following addresses (or at such other address for any party hereto as shall be specified by like notice):

         If to BGL or BGLS:

                  100 S.E. Second Street
                  Miami, Florida  33131
                  Attention:  Bennett S. LeBow
                  Telecopy:  (305) 579-8001

         With a copy to:

                  Michael L. Hirschfeld, Esq.
                  Milbank, Tweed, Hadley & McCloy
                  1 Chase Manhattan Plaza
                  New York, NY  10005-1413
                  Telecopy:  (212) 530-5219

         If to High River:

                  c/o Icahn Associates Corp.
                  114 West 47th Street
                  19th Floor
                  New York, New York  10036
                  Attention:  Carl C. Icahn
                  Telecopy:  (212) 921-3359

         With a copy to:

                  Marc Weitzen, Esq.
                  Gordon Altman Butowsky Weitzen

                    Shalov & Wein
                  114 West 47th Street
                  20th Floor
                  New York, NY  10036
                  Telecopy:  (212) 626-0799

     (d) This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.

     (e) This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

     (f) This Agreement shall be governed and construed in accordance with the laws of the state of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     (g) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto; provided, however, that High River may assign any of its rights and interests hereunder to (i) any corporation incorporated in any state of the United States or in the District of Columbia if at least 98.5% of the shares of each class of capital stock of such corporation are owned by Carl C. Icahn (a "wholly-owned Icahn subsidiary"), either directly or through one or more wholly-owned Icahn subsidiaries or (ii) any partnership whose partners are all wholly-owned Icahn subsidiaries; and provided further that no such assignment shall relieve High River of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

     (h) This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto. No waiver of any term or condition in this Agreement shall be effective unless set forth in writing and signed by or on behalf of the waiving party. No waiver by any party hereto of any term or condition of this Agreement shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

     (i) The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their successors and permitted assigns and are not intended to confer upon any other person any rights or remedies hereunder, except that the provisions of clause (z) of the proviso to Section 4(a), as they relate to the reimbursement obligations of BGL and BGLS, are expressly for the benefit of New Valley and shall be enforceable by New Valley against BGL and BGLS (but not against High River) by appropriate proceedings in any court of competent jurisdiction.

     (j) In the event that any party hereto prevails in any action or proceeding alleging a breach of this Agreement, such party shall be entitled to recover all reasonable attorney's fees and other costs of prosecuting such action or proceeding and, in addition, shall be entitled to receive simple interest on any damages awarded in such action or proceeding at the rate of 10% per annum from the date of such breach.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their representatives thereunto duly authorized, all as of the date first above written.

                                             BROOKE GROUP LTD.

                                             By:  /s/  BENNETT S. LEBOW
                                                -------------------------------
                                                Name:  Bennett S. LeBow
                                                Title: Chairman, President and
                                                       Chief Executive Officer

                                             BGLS INC.

                                             By:  /s/  BENNETT S. LEBOW
                                                -------------------------------
                                                Name:  Bennett S. LeBow
                                                Title: Chairman, President and
                                                       Chief Executive Officer

                                             HIGH RIVER LIMITED PARTNERSHIP

                                             By:  /s/  EDWARD E. MATTNER
                                                -------------------------------
                                                Name:  Edward E. Mattner
                                                Title: President

[Signature page to Agreement among Brooke Group Ltd., BGLS Inc.
and High River Limited Partnership dated October 17, 1995]

                      High River Limited Partnership
                      100 South Bedford Road
                      Mount Kisco, New York 10549


                                                                November 5, 1995

Brooke Group Ltd.
BGLS Inc.
100 S.E. Second Street
Miami, Florida  33131
Attn: Bennett S. LeBow

Dear Bennett:

     By executing this letter in the space provided below, Brooke Group Ltd., a Delaware corporation ("BGL"), BGLS Inc., a Delaware corporation and a direct wholly-owned subsidiary of BGL ("BGLS") and High River Limited Partnership, a Delaware limited partnership ("High River"), each hereby agree as follows:

     1. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Agreement by and among BGL, BGLS and High River, dated October 17, 1995 (the "BGL Agreement").

     2. Section 1(a) of the BGL Agreement is deleted in its entirety and all reference thereto in the BGL Agreement is likewise deleted.

     3. Section 1(c)(ii)(B) of the BGL Agreement is hereby amended to delete the subsection in its entirety and to substitute in lieu thereof the following:

          "(B) Prior to the consummation of the Spinoff, the BGL Group will (I) not directly or indirectly exercise any management control over Nabisco or Nabisco, Inc., a Delaware corporation ("Nabisco, Inc."),
          (II) refrain from becoming involved in the ordinary course of business of Nabisco or Nabisco, Inc. and (III) use its best efforts to ensure that a majority of the directors of Nabisco and Nabisco, Inc. consists of individuals who are presently members of the board of directors of Nabisco and Nabisco, Inc., respectively and"

     4. Section 3(c)(ix)(C) of the BGL Agreement is hereby amended to delete the subsection in its entirety and to substitute in lieu thereof the following:

          "(C) fail to file the Solicitation Statement relating to the Annual Meeting preliminarily with the SEC prior to the earlier of (I) February 15, 1996 and (II) sixty (60) days following the record date for the solicitation of Written Consents with respect to the Spinoff Proposal and the By-Law Amendment Proposal,"

     5. In the event that prior to February 1, 1996 (i) the BGL Group provides High River Group with notice of termination of the BGL Agreement or New Valley Group (as defined below) provides High River Group with notice of termination of the Agreement by and among New Valley Corporation, ALKI Corp. and High River, dated October 17, 1995 (the "New Valley Agreement") at a time when a Termination Event set forth in Section 3(c)(vii) or 3(c)(viii) of the BGL Agreement has occurred or (ii) High River Group provides BGL Group with notice of termination of the BGL Agreement or provides New Valley Group with notice of termination of the New Valley Agreement at a time when a Termination Event set forth in Section 3(c)(ix)(A) of the BGL Agreement has occurred, BGL Group shall not transfer any Shares beneficially owned by BGL Group until February 1, 1996 in consequence of or in reliance upon such notice of termination. If the notice of termination specified in clause (i) of the preceding sentence is provided after January 16, 1996, and the aggregate number of shares of common stock, par value $.01 per share, of RJR Nabisco Holdings Corp. ("Shares") beneficially owned by High River Group exceeds the aggregate number of Shares beneficially owned by (A) New Valley Corporation, ALKI Corp. and any assignee of the foregoing ("New Valley Group") plus (B) BGL Group (collectively, the "Aggregate LeBow Shares"), BGL Group shall not Transfer any Shares beneficially owned by BGL Group for fifteen
(15) days following receipt by High River Group of BGL Group's or New Valley Group's notice of termination; provided, however, that on such date not before February 1, 1996 that the aggregate number of Shares beneficially owned by High River Group is equal to or less than the Aggregate
LeBow Shares, and thereafter, BGL Group may Transfer any Shares beneficially owned by BGL Group.

     6. In the event that High River Group provides BGL Group with notice of termination of the BGL Agreement or provides New Valley Group with notice of termination of the New Valley Agreement at a time when a Termination Event under any of Sections 3(c)(ix)(B) through (E) of the BGL Agreement has occurred and the aggregate number of shares beneficially owned by High River Group exceeds the Aggregate LeBow Shares, BGL Group shall not Transfer any Shares beneficially owned by BGL Group in consequence of or in reliance upon such notice of termination until the earlier of (i) fifteen (15) days following receipt by BGL Group or New Valley Group of High River Group's notice of termination specified in the preceding sentence and (ii) the date that the aggregate number of Shares beneficially owned by High River Group is equal to or less than the Aggregate LeBow Shares.

     7. BGLS shall promptly make any payments due under Section 4(c) of the BGL Agreement. In the event that High River Group believes that BGLS has breached any of its obligations under Section 4(c) of the BGL Agreement, the parties shall promptly follow the procedures set forth in Section 1(c)(v) of the New Valley Agreement in order to resolve the dispute. If the Arbitrator (as defined in the New Valley Agreement) determines that BGLS is required to make a payment pursuant to Section 4(c) of the BGL Agreement, BGLS shall make or cause to be made to High River Group such payment within twenty (20) days after receiving the Arbitrator's notice of decision. In the event that BGLS fails to make such payment within twenty (20) days after receipt of the Arbitrator's notice of decision, BGLS shall immediately pay or cause to be paid to High River Group an additional sum in the amount of $50 million.

     8. Section 9(k) shall be added to the BGL Agreement to read as follows:

          "(k) Anything in this Agreement to the contrary notwithstanding, High River shall have no obligation with respect to the selection of the BGL Nominees or the solicitation of Written Consents or Proxies."

     9. Nothing herein contained shall be construed to otherwise abrogate the rights and obligations of the parties to this letter agreement with respect to all other provisions of the

BGL Agreement, the New Valley Agreement and the letter agreement by and among New Valley, ALKI Corp. and High River, dated October 17, 1995 (the "Letter Agreement").

     If the foregoing reflects your understanding, please sign this letter below. Upon your execution hereof, this letter agreement will become a binding contract between us.

                                            Very truly yours,

                                            HIGH RIVER LIMITED PARTNERSHIP

                                            By: RIVERDALE INVESTORS CORP., INC.

                                            Its: General Partner

                                            By:  /s/  EDWARD E. MATTNER
                                               ---------------------------------
                                               Name:  Edward E. Mattner
                                               Title: President

Agreed to and Accepted:

BROOKE GROUP LIMITED

By:  /s/  BENNETT S. LEBOW
   ---------------------------------
   Name:  Bennett S. LeBow
   Title: Chairman, President and
          Chief Executive Officer

BGLS INC.

By:  /s/  BENNETT S. LEBOW
   ---------------------------------
   Name:  Bennett S. LeBow
   Title: Chairman, President and
          Chief Executive Officer

[Signature page for letter agreement by and among Brooke Group
Limited, BGLS Inc. and High River Limited Partnership, dated
November 5, 1995]